EXHIBIT 99.1

Joint Filer Information

Pursuant to General Instruction 5(b)(v) to Form 3, the following additional reporting persons (the “Filing Persons”) are covered by this joint filing:

Alan E. Salzman
VantagePoint Venture Associates III, L.L.C.
VantagePoint Venture Associates IV, L.L.C.
VantagePoint Venture Partners IV (Q), L.P.
VantagePoint Venture Partners IV, L.P.
VantagePoint Venture Partners IV Principals Fund, L.P.
VantagePoint Venture Partners III (Q), L.P.
VantagePoint Venture Partners III, L.P.

The address for each Filing Person is:

c/o VantagePoint Venture Partners
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066